As Filed with the Securities and Exchange Commission on August 29, 1997

                                                       Registration No.
                                                                        --------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                            PEASE OIL AND GAS COMPANY
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Nevada                                               87-0285520
 --------------------------------                            ------------------
(State or other jurisdiction                                (I.R.S. Employer
 of incorporation or organization)                           Identification No.)

751 Horizon Court, Suite 203, P.O. Box 60219
Grand Junction, Colorado                                        81506-8758
--------------------------------------------                    ----------
(Address of principal executive offices)                        (Zip Code)

                        WILLARD PEASE OIL AND GAS COMPANY
                             1990 STOCK OPTION PLAN

                        WILLARD PEASE OIL AND GAS COMPANY
                             1993 STOCK OPTION PLAN

                            PEASE OIL AND GAS COMPANY
                         1994 EMPLOYEE STOCK OPTION PLAN

                            PEASE OIL AND GAS COMPANY
                             1996 STOCK OPTION PLAN
                              (Full title of plan)

                              Willard H. Pease, Jr.
                          751 Horizon Court, Suite 203
                                 P.O. Box 60219
                       Grand Junction, Colorado 81506-8758
                                 (970) 245-5917
                      (Name, address and telephone number,
                   including area code, of agent for service)

              -----------------------------------------------------



                                 With Copies to:

                              Alan W. Peryam, Esq.
                               Alan W. Peryam, LLC
                         1120 Lincoln Street, Suite 200
                             Denver, Colorado 80203
                                 (303) 866-0900

              -----------------------------------------------------


     Approximate date of commencement of proposed reoffer or resale to the public: As soon as practicable after filing of this Registration Statement.

                                                     CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                    Proposed Maximum       Proposed Maximum     Amount of
                                              Amount to be            Offering Price          Aggregate        Registration
Title of Securities To Be Registered(3)        Registered             Per Share(3)        Offering Price(1)        Fee
--------------------------------------        ------------           --------------      -------------------   ------------
Common Stock, $0.10 par value,
underlying option(2)....................       856,300 Shares            $ 1.58              $ 1,352,954.00    $ 409.97
Common Stock, $0.10 par value,
underlying option(2)....................        43,700 Shares            $ 2.891             $   126,336.70    $  38.28
                                                                                                                --------
            Total registration fee                                                                             $ 448.25
=============================================================================================================================

     (1) Estimated for purposes of calculating the registration fee pursuant to Rule 457.

     (2) Pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of Common Stock to be registered is the maximum number of shares issuable herein, except that any additional shares of Common Stock issuable pursuant to stocks splits, stock dividends or similar transactions will be deemed registered by this registration statement.

          As of August 26, 1997, there were outstanding options to purchase 856,300 shares of Common Stock pursuant to the Plans, with an average exercise price of $1.58 per share. As of August 26, 1997, there were 43,700 shares of Common Stock available for grant under the Plans that are not subject to outstanding Options, with a proposed maximum offering price equal to the closing bid price for one share of Common Stock as reported by NASDAQ.

     (3) Pursuant to Rules 457(c) and (h) of the Securities Act, the proposed maximum offering price per share of Common Stock subject to outstanding options ("Options") issued pursuant to the Registrant's 1990 Stock Option Plan, 1993 Stock Option Plan, 1994 Stock Option Plan and 1996 Stock Option Plan (together the "Plans") has been calculated on the basis of the average exercise price of outstanding Options, and the proposed maximum offering price per share of Common Stock available for grant under the Plans that are not subject to outstanding Options has been calculated on the basis of the average of the high and low prices reported in the Nasdaq Small Cap Market for August 26, 1997.

                                      (ii)

                            PEASE OIL AND GAS COMPANY
                               REOFFER PROSPECTUS
                              CROSS REFERENCE SHEET

      Location in Prospectus of Information Required by Part I of Form S-3.


Item          Heading                                            Caption  in Prospectus
----          -------                                            ----------------------
1.            Forepart of the Registration Statement and Out     Outside Front Cover Page of Prospectus
              side Front Cover of Prospectus
2.            Inside Front and Outside Back Cover Pages          Available Information; Certain Documents
               of Prospectus                                     Incorporated by Reference; Table of Contents;
                                                                 Back Cover Page
3.            Summary Information, Risk Factors                  Front Cover Page of Prospectus; Risk Factors
4.            Use of Proceeds                                    Use of Proceeds
5.            Determination of Offering Price                    Not Applicable
6.            Dilution                                           Not Applicable
7.            Selling Security Holders                           Selling Shareholders
8.            Plan of Distribution                               Plan of Distribution
9.            Description of Securities to be Registered         Incorporation of Certain Documents by Reference
10.           Interest of Named Experts and Counsel              Not Applicable
11.           Material Changes                                   Not Applicable
12.           Incorporation of Certain Information by            Incorporation of Certain Documents by Reference
              Reference
13.           Disclosure of Commission Position on               Certain Provisions of the Articles of Incorporation
               Indemnification for Securities Act Liabilities    and Bylaws


     The following reoffer prospectus is filed as a part of this registration statement on Form S-8 in accordance with General Instruction C3(a) to Form S-8:

                                      (iii)

                            PEASE OIL AND GAS COMPANY
                          751 Horizon Court, Suite 203
                                 P.O. Box 60219
                       Grand Junction, Colorado 81506-8758
                                 (970) 245-5917

                         900,000 Shares of Common Stock
                           ($0.10 Par Value Per Share)

     This Prospectus (the "Prospectus") relates to an aggregate of 900,000 shares of Common Stock, $0.10 par value ("Shares"), of Pease Oil and Gas Company (the "Company"), and is to be used in connection with the reoffer or resale of Shares issuable to the selling shareholders of the Company listed in the section entitled "Selling Shareholders" herein (the "Selling Shareholders") upon exercise of Options issued, or which may be issued, under any of the Company's following stock option plans (hereafter the "Plans"):

                        WILLARD PEASE OIL AND GAS COMPANY
                             1990 STOCK OPTION PLAN
                        WILLARD PEASE OIL AND GAS COMPANY
                             1993 STOCK OPTION PLAN
                            PEASE OIL AND GAS COMPANY
                         1994 EMPLOYEE STOCK OPTION PLAN
                            PEASE OIL AND GAS COMPANY
                             1996 STOCK OPTION PLAN

     The Company's Shares of Common Stock trade on the Nasdaq Small-Cap Market ("NASDAQ") under the symbol "WPOG." The last reported sales price of one share of Common Stock on NASDAQ on August 26, 1997, was $2.81.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

     The offer and sale of the Shares will be made in accordance with the plan of distribution described in the Prospectus. See "Plan of Distribution." The Selling Shareholders reserve the sole right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. The Company will pay all expenses of this offering (the "Offering"), other than selling commissions to, or expenses of, brokers or dealers retained by the Selling Shareholders, which commissions and expenses will be paid by the Selling Shareholders.

     If any agent of any Selling Shareholder or a dealer is involved in the sale of the Shares in respect of which the Prospectus is being delivered, the net proceeds to the Selling Shareholders from sale will be the purchase price of such Shares less such commission in the case of an agent, the purchase price of such Shares in the case of a dealer, and less, in each case, other attributable issuance expenses. The aggregate proceeds to the Selling Shareholders from all the Shares will be the purchase price of Shares sold less the aggregate of agents' commissions and other expenses of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for the agents and dealers.

     No person has been authorized to give any information or to make any representation not contained in the Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. The Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Shares offered herein, nor does it constitute an offer to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                 The date of this Prospectus is August 29, 1997

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. The commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the office of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850-3389.

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Shares offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference.

     (a) Annual Report on Form 10-KSB for the year ended December 31, 1996 (the "Annual Report on Form 10-KSB");
     (b) The Company's Proxy Statement, dated April 30, 1997 for the Annual Meeting of Shareholders of the Company held May 31, 1997 (the "Proxy Statement");
     (c) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 (the "First Quarter Report");
     (d) Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997 (the "Second Quarter Report");
     (e)  Current Report on Form 8-K dated January 10, 1997;
     (f)  Current Report on Form 8-K dated February 14, 1997;
     (g)  Current Report on Form 8-K dated March 13, 1997;
     (h)  Current Report on Form 8-K dated May 31, 1997;
     (i)  Current Report on Form 8-K dated June 11, 1997;
     (j)  Current Report on Form 8-K dated June 19, 1997;
     (k)  Current Report on Form 8-K dated June 27, 1997;
     (l) The description of the Company's shares of Common Stock, $0.10 par value, contained in the Company's Registration Statement No.333-31921 on Form S-3, filed under the Securities Act, and any further amendment or any report filed under the Exchange Act for the purpose of updating such description; and
     (m) All documents filed after the date of this Prospectus by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act.

     Any statement in any of items (a) through (l) shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that information contained in any document referenced in item (m) above modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any documents or portions of such other documents incorporated in this Prospectus, not including exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference in this Prospectus, may be obtained at no charge by any person (including any beneficial owner) to whom this Prospectus is delivered by a written or oral request to Patrick J. Duncan, Corporate Secretary, 751 Horizon Court, P.O. Box 60219, Grand Junction, Colorado 81506-8758, telephone (970) 245-5917.

                               PROSPECTUS SUMMARY

     This Prospectus and documents incorporated herein by reference contain certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus or the documents incorporated herein by reference, words such as "anticipate," "believe," "intend," "estimate," "plans," "expect" and similar expressions as they relate to the Company or its business or the management of the Company, are intended to identify such forward-looking statements. The Company's actual results, performances and achievements could differ materially from the results in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus or contained in other reports and documents of the Company which are incorporated by reference in this Prospectus.

                                   The Company

     Pease Oil and Gas Company ("Company"), a Nevada corporation, has been engaged in the oil and gas explora tion, development and production business since 1972. The Company's operations have been conducted primarily in Colorado, Nebraska, Utah and Wyoming. In late 1996 and early 1997, the Company acquired interests in producing and exploratory oil and gas properties in Louisiana and intends to focus substantial efforts on the Gulf Coast area of the southeastern United States.

     The Company's business strategy is to expand its reserve base and cash flow primarily through:

     o Participating in exploration projects that have opportunities involving relatively small amounts of capital that could potentially generate significant rates of return. These projects include areas with large field potentials in Alabama, southern Louisiana, Texas and the Gulf of Mexico. Generally, the exploration projects will target prospects with potential reserves of 10 million barrels of oil or 100 Bcf of natural gas;
     o Developing alliances with major oil and gas finders who have been trained by major oil companies;
     o Positioning itself with strategic sources of capital and partners that can react to opportunities in the oil and gas business when presented;
     o Raising significant capital to take advantage of leading edge technology-driven exploration projects, enhanced 2-D and 3-D seismic and horizontal drilling;
     o Acquiring properties that build upon and enhance the Company's existing asset base;
     o Reinvesting operating cash flows into development drilling and recompletion activities;
     o Implementing the Company's investment strategy to carefully consider, analyze, and exploit the potential value of the Company's existing assets to increase the rate of return to its shareholder;
     o Continuing the implementation of asset rationalization and operating efficiencies designed to improve operating margins and lower per unit operating cost;
     o Developing a long term track record regarding stock price performance and a reasonable rate of return to shareholders.

     As of July 1, 1997, the Company had varying ownership interests in 185 gross productive wells (150 net) located in six states. The Company operates 177 of the wells (134 net wells), with the other wells being operated by independent operators under contracts that are standard in the industry.

     The Company's address is 751 Horizon Court, Suite 203, Grand Junction, Colorado 81506-8718 and its telephone number is (970) 245-5917.

                                  RISK FACTORS

     Prospective purchasers of shares of Common Stock of the Company should consider carefully the following factors, in addition to other information concerning the Company and its business contained in this Prospectus and documents incorporated herein by reference. The following risk factors are not considered a definitive list of all risks associated with an investment in shares of the Company's Common Stock.

     Company's Continuing Losses and Financial Condition. As described in the financial statements contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 and the Second Quarter Report, the Company has sustained operating losses during each of the last five fiscal years and for the six months ended June 30, 1997. The Company had net losses of approximately $1,707,000, $765,000, $1,412,000 and $1,149,000 for the fiscal years ended December 31, 1994, 1995, 1996 and the six months ended June 30, 1997, respectively, and net losses applicable to common shareholders of $2,865,000, $2,609,000, $1,614,000 and $1,239,000 for fiscal years 1994, 1995,
1996 and for the six months ended June 30, 1997, respectively. Although the Company's current assets and the estimated present value of the Company's oil and gas reserves exceeded the Company's liabilities as of June 30, 1997, there can be no assurance that the Company can produce the oil and gas reserves or otherwise liquidate those assets during the times or at the prices assumed in valuing those reserves. In addition, no assurance can be made that the Company will generate cash flows from operations or operate profitably in the future as an oil and gas exploration, development and production company. Any likelihood of future profitability of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the oil and natural gas exploration, development and production business in which the Company will be engaged.

     Need for Additional Capital. The Company's ability to complete its planned drilling and development programs which are intended to expand its reserve base and diversify its operations, is dependent upon the Company's ability to obtain the necessary capital. The Company's cash flow and borrowing capacity, together with any proceeds from this offering, will not be sufficient for the Company to complete its planned drilling and development programs. Additional sources of financing will be needed and there can be no assurance that additional sources of financing will be available at all or at a reasonable cost. See "Management's Discussion and Analysis" in the First Quarter Report and the Second Quarter Report.

     Development Risks and Production. A portion of the Company's oil and gas reserves are proved undeveloped reserves. Successful development and production of such reserves, although they are categorized as "proved," cannot be assured. Additional drilling will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. There is no assurance that present oil and gas wells of the Company will continue to produce at current or anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, that there will be favorable markets for oil and gas which may be produced in the future or that production rates achieved in early periods can be maintained.

     Convertible Debenture Repayment Priority. As of June 30, 1997, the Company's obligations under its outstanding 10% collateralized convertible debentures, (the "Convertible Debentures"), in the principal amount of $4,180,000, together with interest thereon, is secured by a first priority security interest in substantially all of the Company's oil and gas reserves in Larimer and Weld Counties, Colorado, which reserves totaled over 50% of all the Company's reserves at December 31, 1996. The Convertible Debentures are due in 2001 and interest is paid quarterly. If the Company's obligations under the Convertible Debentures are ever declared immediately due and payable, the holders of the Convertible Debentures would have a first lien on the pledged assets and the Company might be required to sell all or a significant portion of the assets to repay the Convertible Debentures.

     Price Volatility. The revenues generated by the Company and estimated future net revenue are highly dependent upon the prices of oil, natural gas and natural gas liquids. The volatile energy market makes it difficult to estimate future prices of oil, natural gas or natural gas liquids. The Company's average collected price for oil in 1994 was $15.94 per barrel and for natural gas was

$1.36 per thousand cubic feet ("mcf"), for 1995 was $16.77 and $1.18, respectively and for 1996, $20.35 and $1.26, respectively. For the six months ended June 30, 1997 the Company's average collected price was $19.92 per barrel of oil and $1.61 per mcf for gas. The reserve valuations shown in the Company's Annual Report on Form 10-KSB are based on prices being received by the Company at December 31, 1996 which were $24.43 per barrel of oil and $3.73 per mcf of natural gas, which are higher than the average prices received during the first half of 1997. Various factors beyond the control of the Company affect prices of oil and natural gas, including worldwide and domestic supplies of, and demand for, oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls. As in the past, it is likely that oil and gas prices will continue to fluctuate in the future which may adversely affect the Company's business.

     Limitations on Accuracy of Reserve Estimates and Future Net Revenue. This Prospectus and the Annual Report on Form 10-KSB contain estimates of the Company's oil and gas reserves and the future net revenue therefrom which have been prepared by independent petroleum engineers. These estimates are based on various assumptions and, therefore, are inherently imprecise. Estimates of reserves and of future net revenue prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. In addition, the Company's reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors. If these estimates of quantities, prices and costs prove inaccurate, the Company is unsuccessful in expanding its oil and gas reserves base with its capital expenditure program, and/or declines in and instability of oil and natural gas prices occur, then writedowns in the capitalized costs associated with the Company's oil and gas assets may be required.

     Risks Inherent in Oil and Gas Operations The search for oil and gas is a highly speculative activity that may be marked by numerous unproductive efforts. Many wells will be dry, and productive wells may not produce enough oil or gas to produce a profit or even return the invested capital. The Company must continually acquire and explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, the Company's assets, properties and revenues will decline. Oil and gas exploration and development are speculative, involve a high degree of risk and are subject to all the hazards typically associated with the search for, development of, and production of oil and gas. The Company's operations are subject to all of the risks incident to exploration for and production of oil and gas including blow-outs, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. The Company's insurance may not fully cover certain of these risks and the occurrence of a significant event not fully insured against could have a material adverse effect on the Company's financial position. The process of drilling for oil and gas can be hazardous and carry the risk that no commercially viable oil or gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as the result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies. The availability of a ready market for the Company's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of the Company's natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area. New oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed. The Company's business will always be subject to these types of risks.

     Exploration Risks. The Company intends to pursue a significant number of wildcat projects in southern Louisiana, Texas and the Gulf Coast, and through June 30, 1997 had drilled or participated in the drilling of three exploratory wells, of which one was dry and two wells have been completed as producing wells. The Company expects to expend at least $5 million in exploratory drilling and related exploration activities during the remainder of 1997 and at least an additional $8 million in 1998. Exploration for oil and gas involves an extremely high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The costs of drilling, completing and operating wells is, at best, uncertain. Drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental regulations and shortages and delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs.

     Risks of Purchasing Interests in Oil and Gas Properties. The Company expects to continue to make acquisitions of producing and exploratory oil and gas properties in the future. The Company often will not control the operation of properties in which an interest is acquired. It is generally not feasible for the Company to review in-depth every property it purchases and all records with respect to such properties. However, even an in-depth review of properties and records may not necessarily reveal existing or potential problems, nor will it permit the Company to become familiar enough with the properties to assess fully their deficiencies and capabilities. Evaluation of future recoverable reserves of oil, gas and natural gas liquids, which is an integral part of the property selection process, is a process that depends upon evaluation of existing geological, engineering and production data, some or all of which may prove to be unreliable or not indicative of future performance. To the extent the seller does not operate the properties, obtaining access to properties and records may be more difficult. Even when problems are identified, the seller may not be willing or financially able to give contractual protection against such problems, and the Company may decide to assume environmental and other liabilities in connection with acquired properties.

     Competition. The oil and gas industry is highly competitive in many respects, including identification of attractive oil and gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, the Company competes with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with more experience. Many other oil and gas companies in the industry have financial resources, personnel and facilities substantially greater than those of the Company and there can be no assurance that the Company will continue to be able to compete effectively with these larger entities.

     Shortage of Equipment, Services, and Supplies. There is often competition for scarce drilling and completion equipment, services and supplies, and there can be no assurance that sufficient drilling and completion equipment, services and supplies will be available when needed. The likelihood of shortages is greater at the present time than in the past because of the recent increase in oil and gas prices causing an increase in drilling activity and a resulting decrease in available material and equipment. Any such shortages could delay the proposed exploration, development, and sales activities of the Company and could cause a material adverse affect to the financial condition of the Company.

     Dependence on Key Personnel. The success of the Company will largely be dependent upon the efforts and active participation of Willard H. Pease, Jr. the President of the Company, James N. Burkhalter, the Vice President of Engineering and Production of the Company, Patrick J. Duncan, the Chief Financial Officer of the Company, and certain other key employees. The loss of the services of any of its officers or other key employees may adversely affect the Company's business.

     Government Regulation and Environmental Risks. The production and sale of gas and oil are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters, including taxes. Many jurisdictions have at various times imposed limitations on the production of gas and oil by restricting the rate of flow for gas and oil wells below their actual capacity to produce. In addition, many states have raised state taxes on energy sources and additional increases may occur, although increases in state energy taxes would have no predictable effect on natural gas and oil prices. The Company believes it is in substantial compliance with applicable environmental and other government laws and regulations, however, there can be no assurance that significant costs for compliance will not be incurred in the future.

     The production and sale of oil and natural gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. From time to time, regulatory agencies have also reviewed certain aspects of the operations of oil and gas companies in the D-J Basin to determine if additional regulations or regulatory action is necessary. State statutes, rules and regulations affecting oil and gas companies may, if changed as proposed by certain interest groups, render drilling in certain locations more expensive or uneconomical due to increased surface owner compensation and bonding requirements or environmental regulatory constraints. The Colorado Oil and Gas Conservation Commission recently enacted and is considering stricter regulation of matters such as oil conservation, land reclamation, fluid disposal and bonding of oil and gas companies. Additionally, various cities and counties in which the Company operates have conducted and continue to conduct hearings to review their ordinances to determine the level of regulatory authority they should assert over such matters. At present, it cannot be determined to what degree stricter regulations would adversely impact the Company's operations.

     Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the public health and the environment, may affect the Company's operations, expenses and costs. Moreover, the recent trend toward stricter standards in environmental legislation and regulations is likely to continue. Legislation and regulations concerning the disposal of oil and gas waste were adopted by the Colorado Oil and Gas Conservation Commission during the summer of 1993. The Colorado Air Quality Control Commission has adopted regulations to implement the federal Clean Air Act. These regulations generally exempt oil and gas exploration and production activities, except from certain routine filings. These governmental agencies may impose further regulatory restrictions and reporting requirements which could adversely impact the Company's operating costs. However, at present the Company cannot predict if or to what degree its costs and operations will be impacted.

     Anti-Takeover Protections. The Company's Articles of Incorporation and Bylaws include certain provisions, the effect of which may be to inhibit a change of control of the Company. These include the authorization for issuance of additional classes of Preferred Stock and classification of the Board of Directors so that approximately one-third of the Company's directors are elected annually. In addition, certain of the Company's officers have entered into employment contracts providing for certain payments to be made upon any termination of employment. These provisions may discourage a third party from attempting to obtain control of the Company.

     Dividend Policy. Payment of dividends on Common Stock is subject to declaration by the Board of Directors. The Company does not currently pay cash dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future.

     Shares Available For Future Sale. As of August 11, 1997, a total of 7,225,539 outstanding shares of Common Stock are "restricted securities" as that term is defined under Rule 144 of the Securities Act. An additional 6,935,171 shares of Common Stock, issuable upon conversion of outstanding convertible Debentures and exercise of outstanding Warrants and 988,300 shares of Common Stock issuable upon exercise of options would be "restricted securities" upon issuance. Substantially all of such Common Stock (which includes the shares of Common Stock offered for resale by this Prospectus) has been or is expected to be registered under the Securities Act for resale by the holders at or prior to the time the Shares may be acquired in this Offering. Sales of substantial amounts of Common Stock into the market by such holders or the potential of such sales may have a depressive effect on the market price of the Company's Common Stock.

     Outstanding Options and Warrants. As of August 11, 1997, the Company has outstanding warrants and options to purchase a total of 6,555,144 shares of the Company's Common Stock at an average exercise price of $3.98 per share. The exercise prices of the outstanding warrants and options range from $.70 per share to $6.00 per share. If all these warrants and options should be exercised, the Company would receive gross proceeds of approximately $26 million. The holders of the outstanding options and warrants might have the opportunity to profit from a rise in the market price (of which there is no assurance) of the shares of the Company's Common Stock underlying the warrants and options , and their exercise may dilute the ownership interest in the Company held by other stockholders.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

     The Selling Shareholders under this Prospectus are directors, executive officers or employees of the Company who may be deemed to be affiliates of the Company. The names of the Selling Shareholders and the number of Shares which may be sold hereunder are as follows:

Name of Holder                                                  Number of Shares
--------------                                                  ----------------

Marilyn Adams...............................................          17,500
Steve Antry.................................................           7,500
James N. Burkhalter.........................................         150,000
Patrick J. Duncan...........................................         150,000
R. Thomas Fetters...........................................          50,000
Gounong Hu..................................................          15,000
Richard A. Houlihan.........................................           7,500
Homer C. Osborne............................................          42,800
Willard H. Pease, Jr........................................         198,500
John Ratcliff...............................................           5,000
James C. Ruane .............................................          72,500
LeRoy W. Smith..............................................          17,500
Robert V. Timlin............................................          57,500
Clemons F. Walker...........................................           7,500
William F. Warnick..........................................          57,500
                                                                     -------
                                                                     856,300
                                                                     =======
                              PLAN OF DISTRIBUTION

     The Selling Shareholders (or their pledgees, donees, transferees, or other successors in interest) from time to time may sell all or a portion of the Shares "at the market" to or through a market maker or into an existing trading market, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. By way of example, and not by way of limitation, the Common Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to the Prospectus.

     The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer which purchases Shares as principal or any profits received on the resale of such Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     In order to comply with certain state securities laws, if applicable, the Shares will not be sold in a particular state unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Shares offered hereby will be sold by the Selling Shareholders (or their pledgees, donees, transferees or other successors in interest) acting as principals for their own account. The Registrant will receive none of the proceeds from such sales.

     No underwriting arrangements exist as of the date of this Prospectus for the Selling Shareholders to sell their shares. Upon being advised of any underwriting arrangements that may be entered into by a Selling Shareholder after the date of this Prospectus, the Company will prepare a supplement to this Prospectus to disclose such arrangements. It is anticipated that the per share selling price for the shares will be at or between the "bid" and "asked" prices of the Company's Common Stock as quoted in the over-the-counter market immediately preceding the sale. Expenses of any such sale will be borne by the parties as they may agree.

Certain Provisions of the Articles of Incorporation, Bylaws and Nevada Law

     The Company's ability to issue shares of new classes of preferred stock and to determine the rights, preferences, privileges, designations and limitations of such stock, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption and other terms of conditions of such stock, could make it more difficult for a person to engage in, or discourage a person from engaging in, a change in control transaction without the cooperation of management. Also, the Company has adopted Bylaws pursuant to which the Board of Directors has been classified such that in the future approximately one-third of the directors will be elected at each annual meeting of stockholders for a three year term. As a result of this "staggered" Board of Directors, it would be more difficult for a person to assume control of the Company by changing the Board of Directors without the cooperation of the Board of Directors.

     The Company's Articles of Incorporation contain a provision, authorized under Nevada law, which limits the liability of directors or officers of the Company for monetary damages for breach of fiduciary duty as an officer or director other than for intentional misconduct, fraud or a knowing violation of law or for payment of a dividend in violation of Nevada law. Such provision limits recourse for money damages which might otherwise be available to the Company or stockholders for negligence by individuals while acting as officers or directors of the Company. Although this provision would not prohibit injunctive or similar actions against directors or officers, the practical effect of such relief would be limited.

     The Articles of Incorporation and Bylaws also contain provisions requiring the Company to indemnify officers, directors and certain employees for certain liabilities incurred in connection with actions taken on behalf of the Company, including expenses incurred in defending against such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            DESCRIPTION OF SECURITIES

     The Company is authorized to issue 40,000,000 shares of $0.10 par value Common Stock and 2,000,000 shares of preferred stock, $0.01 par value of which 740,000 shares are undesignated and the balance have been retired (hereafter the "Preferred Stock"). As of the date of this Prospectus there were outstanding 15,458,575 shares of Common Stock, warrants to purchase up to 5,566,844 shares of Common Stock and options to purchase up to 988,300 shares of Common Stock. No shares of Preferred Stock are outstanding.

Common Stock

     Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Except as may be required by applicable law, holders of shares of Common Stock will not vote separately as a class, but will vote together with the holders of outstanding shares of other classes of capital stock. There is no right to cumulate votes in the election of directors. A majority of the issued and outstanding Common Stock constitutes a majority of the outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Articles of Incorporation.

     Holders of shares of Common Stock are entitled to receive dividends, if, as, and when declared by the Board of Directors out of finds available therefor, after payment of dividends required to be paid on outstanding shares of preferred stock. The Company's agreement with its bank lender prohibits payment of Common Stock dividends without the consent of the lender. Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of Preferred Stock. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. The outstanding shares of Common Stock are and all shares of Common Stock sold pursuant to this offering will be, fully paid and nonassessable.

Preferred Stock

     Under the Company's Articles of Incorporation, as amended ("Articles"), the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the Company's Preferred Stock, when and if issued. Such rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which my be dilutive of the interest of the holders of the Common Stock. The Board previously designated Series A Cumulative Convertible Preferred Stock, none of which is outstanding and all of which has been retired. Additional classes of Preferred Stock may be designated and issued from time to time in one or more series with such designations, voting powers or other preferences and relative other rights or qualifications as are determined by resolution of the Board of Directors of the Company. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company and may have an adverse effect on the rights of the holders of Common Stock.

Publicly Traded Warrants

     As of August 11, 1997, issued and outstanding warrants to purchase up to 3,175,808 shares of Common Stock, are traded publicly on the Nasdaq Small-Cap Market under the symbol WPOGW. The Warrants expire, if not previously exercised by holders, on August 13, 1998 and are subject to redemption by the Company, in whole or in part, on a pro rata basis, at the option of the Company, upon not less than 30 days prior notice, at a redemption price equal to $0.25 per Warrant.

     Each Warrant represents the right to purchase one share of Common Stock on or before 5:00 p.m. Eastern Time on August 13, 1998 at an initial exercise price of $6.00 per share. The exercise price and the number of shares underlying the Warrants are subject to adjustment in certain events, including the issuance of Common Stock as a dividend on shares of Common Stock; subdivisions, combinations and reclassifications of the shares of the Common Stock; the distribution to all holders of Common Stock of evidences of indebtedness of the Company or assets (other than cash dividends); and certain mergers, a consolidation or a sale of substantially all of the assets of the Company. Except as stated in the preceding sentence, the Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Warrants or the current market price.

     Holders of Warrants will be entitled to notice if (a) the Company grants holders of its Common Stock rights to purchase any shares of capital stock or any other rights, or (b) the Company authorizes a reclassification, capital reorganization, consolidation, merger or sale of substantially all of its assets.

     The Warrants are subject to the terms of a Warrant Agreement between the Company and American Securities Transfer and Trust, Inc. as Warrant Agent. The Company and the Warrant Agent may from time to time supplement or amend the Warrant Agreement, without the approval of any Warrant Holders, to correct or supplement defective or inconsistent provisions or to make any other provisions in regard to matters or questions arising under the Warrant Agreement which shall not adversely affect the Warrant Holders, including (but not limited to) extending the Expiration Date and any conditional or unconditional reduction in the Exercise Price, as the Board of Directors may determine. The Company and the Warrant Agent may make any other amendment to the Warrant Agreement upon obtaining the consent of a majority of the holders of outstanding Warrants, except that the consent of all Warrant Holders is necessary to shorten the time of exercise of any Warrant or to increase the Exercise Price.

     The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Warrants. Exercise of each Warrant may be effected by delivery of the Warrant, duly endorsed for exercise and accompanied by payment of the exercise price, to the Warrant Agent. The shares of Common Stock issuable on exercise of the Warrants will be, when issued and paid for in the manner contemplated by the Warrants, fully paid and nonassessable.

     For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market for the Company's Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

     Except as described above, the holders of the Warrants have no rights as stockholders until they exercise their Warrants. Shares of Common Stock issuable upon exercise of the Warrants have been registered under the Securities Act for resale by holders.

                                  LEGAL MATTERS

     The validity of the Common Stock will be passed upon for the Company by Alan W. Peryam, LLC, Denver, Colorado.

                                     EXPERTS

     The consolidated financial statements as of December 31, 1996, and for each of the two years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been audited by HEIN + ASSOCIATES LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



-------------------------------------------------------------------------------------------------------------------

 No dealer,  salesperson  or other person has been  authorized  to give any information or to make any representa tion not contained in this  Prospectus  and, if given or made,  such  information or
 representation  must not be relied upon as having been authorized                 PEASE OIL AND GAS COMPANY
 by the Company or any  Selling  Securityholder.  This  Prospectus
 does not  constitute  an offer  to sell or a  solicitation  of an
 offer to buy any of the securities  offered  hereby in any juris-              900,000 SHARES OF COMMON STOCK
 diction to any  persons to whom it is unlawful to make such offer in such jurisdiction.


           -----------------------------------


                                                      Page No.                          ---------------------
                                                      --------
                                                                                              PROSPECTUS
AVAILABLE INFORMATION...................................2
                                                                                        ---------------------
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE...............................2

PROSPECTUS SUMMARY......................................3

RISK FACTORS............................................4

USE OF PROCEEDS.........................................8

SELLING SHAREHOLDERS....................................8

PLAN OF DISTRIBUTION....................................9

DESCRIPTION OF SECURITIES..............................10

LEGAL MATTERS..........................................12                                   August 29, 1997

EXPERTS  ..............................................12



-------------------------------------------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with Rule 428 under the Securities Act, and the instructional Note to Part I of Form S-8, the information required by Part I to be contained in the Section 10(a) prospectus has been omitted from this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

          (1)  Annual  Report on Form  10-KSB  for the year ended  December  31,
               1996;
          (2) The Company's Proxy Statement, dated April 30, 1997 for the Annual Meeting of Shareholders of the Company held May 31, 1997;
          (3) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997;
          (4)  Quarterly  Report on Form 10-QSB for the  quarter  ended June 30,
               1997;
          (5)  Current Report on Form 8-K dated January 10, 1997;
          (6)  Current Report on Form 8-K dated February 14, 1997;
          (7)  Current Report on Form 8-K dated March 13, 1997;
          (8)  Current Report on Form 8-K dated May 31, 1997;
          (9)  Current Report on Form 8-K dated June 11, 1997;
          (10) Current Report on Form 8-K dated June 19, 1997;
          (11) Current Report on Form 8-K dated June 27, 1997;
          (12) The description of the Company's shares of Common Stock, $0.10 par value, contained in the Company's Registration Statement No.333-31921 on Form S-3, filed under the Securities Act, and any further amendment or any report filed under the Exchange Act for the purpose of updating such description; and
          (13) All documents filed after the date of this Prospectus by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the last fiscal year ended December 31, 1997.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     The Company is authorized to issue 40,000,000 shares of $0.10 par value Common Stock and 2,000,000 shares of preferred stock, $0.01 par value of which 740,000 shares are undesignated and the balance have been retired (hereafter the "Preferred Stock"). As of the date of this Prospectus there were outstanding 15,458,575 shares of Common Stock, warrants to purchase up to 5,566,844 shares of Common Stock and options to purchase up to 988,300 shares of Common Stock. No shares of Preferred Stock are outstanding.

Common Stock

     Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Except as may be required by applicable law, holders of shares of Common Stock will not vote separately as a class, but will vote together with the holders of outstanding shares of other classes of capital stock. There is no right to cumulate votes in the election of directors. A majority of the issued and outstanding Common Stock constitutes a majority of the outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Articles of Incorporation.

     Holders of shares of Common Stock are entitled to receive dividends, if, as, and when declared by the Board of Directors out of finds available therefor, after payment of dividends required to be paid on outstanding shares of preferred stock. The Company's agreement with its bank lender prohibits payment of Common Stock dividends without the consent of the lender. Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of Preferred Stock. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. The outstanding shares of Common Stock are and all shares of Common Stock sold pursuant to this offering will be, fully paid and nonassessable.

Preferred Stock

     Under the Company's Articles of Incorporation, as amended ("Articles"), the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the Company's Preferred Stock, when and if issued. Such rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which my be dilutive of the interest of the holders of the Common Stock. The Board previously designated Series A Cumulative Convertible Preferred Stock, none of which is outstanding and all of which has been retired. Additional classes of Preferred Stock may be designated and issued from time to time in one or more series with such designations, voting powers or other preferences and relative other rights or qualifications as are determined by resolution of the Board of Directors of the Company. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company and may have an adverse effect on the rights of the holders of Common Stock.

Publicly Traded Warrants

     As of August 11, 1997, issued and outstanding warrants to purchase up to 3,175,808 shares of Common Stock, are traded publicly on the Nasdaq Small-Cap Market under the symbol WPOGW. The Warrants expire, if not previously exercised by holders, on August 13, 1998 and are subject to redemption by the Company, in whole or in part, on a pro rata basis, at the option of the Company, upon not less than 30 days prior notice, at a redemption price equal to $0.25 per Warrant.

     Each Warrant represents the right to purchase one share of Common Stock on or before 5:00 p.m. Eastern Time on August 13, 1998 at an initial exercise price of $6.00 per share. The exercise price and the number of shares underlying the Warrants are subject to adjustment in certain events, including the issuance of Common Stock as a dividend on shares of Common Stock; subdivisions, combinations and reclassifications of the shares of the Common Stock; the distribution to all holders of Common Stock of evidences of indebtedness of the Company or assets (other than cash dividends); and certain mergers, a consolidation or a sale of substantially all of the assets of the Company. Except as stated in the preceding sentence, the Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Warrants or the current market price.

     Holders of Warrants will be entitled to notice if (a) the Company grants holders of its Common Stock rights to purchase any shares of capital stock or any other rights, or (b) the Company authorizes a reclassification, capital reorganization, consolidation, merger or sale of substantially all of its assets.

     The Warrants are subject to the terms of a Warrant Agreement between the Company and American Securities Transfer and Trust, Inc. as Warrant Agent. The Company and the Warrant Agent may from time to time supplement or amend the Warrant Agreement, without the approval of any Warrant Holders, to correct or supplement defective or inconsistent provisions or to make any other provisions in regard to matters or questions arising under the Warrant Agreement which shall not adversely affect the Warrant Holders, including (but not limited to) extending the Expiration Date and any conditional or unconditional reduction in the Exercise Price, as the Board of Directors may determine. The Company and the Warrant Agent may make any other amendment to the Warrant Agreement upon obtaining the consent of a majority of the holders of outstanding Warrants, except that the consent of all Warrant Holders is necessary to shorten the time of exercise of any Warrant or to increase the Exercise Price.

     The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Warrants. Exercise of each Warrant may be effected by delivery of the Warrant, duly endorsed for exercise and accompanied by payment of the exercise price, to the Warrant Agent. The shares of Common Stock issuable on exercise of the Warrants will be, when issued and paid for in the manner contemplated by the Warrants, fully paid and nonassessable.

     For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market for the Company's Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

     Except as described above, the holders of the Warrants have no rights as stockholders until they exercise their Warrants. Shares of Common Stock issuable upon exercise of the Warrants have been registered under the Securities Act for resale by holders.

Item 5.  Interests of Named Experts and Counsel.

     Alan W. Peryam, LLC, 1120 Lincoln Street, Suite 1000, Denver, Colorado 80203 has given the Company its opinion upon the validity and legality of the securities being registered and has acted as counsel to the Company upon other legal matters in connection with the registration or offering of such securities.

Item 6.  Indemnification of Directors and Officers.

     Article VII of the Registrant's Articles of Incorporation provides that no director or officer of the Registrant shall be personally liable to the Registrant or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except that such provision will not eliminate or limit the liability of a director or officer for any act or omission which involves intentional misconduct, fraud or a knowing violation of law or for the payment of any dividend in violation of Section 78.300 of the Nevada Revised Statutes.

     Section 78.751 of the Nevada Revised Statutes permits the Registrant to indemnify its directors, officers, employees and agents if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, the corporation must provide indemnification against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Section 43 of the Registrant's Bylaws provides that the Registrant shall provide indemnification to Registrant's officers, directors and employees to the fullest extent permitted under the Nevada General Corporation Law.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

     The following are exhibits to this Registration Statement.

     Exhibit No. Description and Method of Filing

     4.1 1991 Stock Option Plan, incorporated by reference to Registration Statement no. 33-6448 on Form SB-2.

     4.2 1993 Stock Option Plan, incorporated by reference to Registration Statement no. 33-6448 on Form SB-2.

     4.3 1994 Stock Option Plan, incorporated by reference to Registration Statement no. 33-6448 on Form SB-2.

     4.4 1996 Stock Option Plan, incorporated by reference to Exhibit 10.25 to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

     5.1 Opinion of Alan W. Peryam, LLC. as to legality of securities being registered.

     23.1 Consent of Alan W. Peryam, LLC.

     23.2 Consent of HEIN + ASSOCIATES LLP.

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (the "Registration Statement"):

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) to reflect  in the  prospectus  any facts or events  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) to include  any  material  information  with  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(i) and (a(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (b) that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

     (d) that, for purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

     (e) that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Junction, State of Colorado, on August 29, 1997.

                            PEASE OIL AND GAS COMPANY

                          By: /s/ Willard H. Pease, Jr.
                              --------------------------------------------------
                              Willard H. Pease, Jr. Chief Executive Officer

                          By: /s/ Patrick J. Duncan
                              --------------------------------------------------
                              Patrick J. Duncan, Principal Accounting Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacity and on the dates indicated.


Signature                                            Title                                      Date
---------                                            -----                                      ----

/s/ Willard H. Pease, Jr.                            Director, Principal Executive        August 29, 1997
Willard H. Pease, Jr.                                Officer

/s/ Patrick J. Duncan                                Director, Chief Financial Of         August 29, 1997
Patrick J. Duncan                                    ficer, Treasurer and Principal
                                                     Accounting Officer

/s/ Steve Antry                                      Director                             August 29, 1997
Steve Antry

/s/ James N. Burkhalter                              Director                             August 29, 1997
James N. Burkhalter

/s/ R. Thomas Fetters, Jr.                           Director                             August 29, 1997
R. Thomas Fetters, Jr.

/s/ Richard A. Houlihan                              Director                             August 29, 1997
Richard A. Houlihan

/s/ Homer C. Osborne                                 Director                             August 29, 1997
Homer C. Osborne

/s/ James C. Ruane                                   Director                             August 29, 1997
James C. Ruane

/s/ Clemons F. Walker                                Director                             August 29, 1997
Clemons F. Walker

/s/ William F. Warnick                               Director                             August 29, 1997
William F. Warnick

     As filed with the Securities and Exchange Commission on August 29, 1997

                                                        Registration No.
                                                                        --------


--------------------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM S-8



                             Registration Statement
                                      Under
                           The Securities Act of 1993





                            Pease Oil and Gas Company




                                    EXHIBITS



--------------------------------------------------------------------------------

                                  EXHIBIT INDEX


Exhibit       Description                                                           Page No.
-------       -----------                                                           --------


4.1           1991 Stock Option Plan, incorporated by reference to Registration      N/A
              Statement no. 33-6448 on Form SB-2.
4.2           1993 Stock Option Plan, incorporated by reference to Registration      N/A
              Statement no. 33-6448 on Form SB-2.
4.3           1994 Stock Option Plan, incorporated by reference to Registration      N/A
              Statement no. 33-6448 on Form SB-2.
4.4           1996 Stock  Option  Plan,  incorporated  by  reference to Exhibit      N/A
              10.25 to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.
5.1           Opinion of Alan W. Peryam, LLC. as to legality of securities being registered.
23.1          Consent of Alan W. Peryam, LLC.
23.2          Consent  of  HEIN  +  ASSOCIATES  LLP Independent Certified Public
              Accountants.